                                                                                                                                        EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Daniel Francisco	Ivan Donaldson
	Media Relations	Investor Relations
	dfrancisco@micron.com	idonaldson@micron.com
	(208) 368-5584	(208) 368-4093

MICRON TECHNOLOGY TO SWITCH STOCK EXCHANGE LISTING TO NASDAQ

Company’s Ticker Symbol to Remain ‘MU’

BOISE, Idaho, Dec. 18, 2009 – Micron Technology, Inc., (NYSE: MU) today announced that it will voluntarily transfer its stock exchange listing from The New York Stock Exchange to the NASDAQ Global Select Market, a market of The NASDAQ OMX Group, (NASDAQ: NDAQ), effective Dec. 30, 2009.

Micron’s stock will continue to trade under the ticker symbol MU.

“With many of the technology companies in our industry already traded on the NASDAQ, Micron believes as an innovative semiconductor company that the NASDAQ represents the best fit for the company and our shareholders,”  said Steve Appleton, Micron Chairman and CEO.

“Micron is a world-leading semiconductor manufacturer providing innovative solutions for products and services that improve our everyday lives,” said Bob Greifeld, Chief Executive Officer, NASDAQ OMX. “NASDAQ OMX is the market of choice for forward thinking global companies such as Micron, and we look forward to supporting the company through our transparent electronic trading, our public company support services and our global visibility platform.”

Micron Technology, Inc. is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. To learn more about Micron Technology, Inc., visit www.micron.com.

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